DYNAMICS RESEARCH CORPORATION

                                  60 Frontage Road

                           Andover,  Massachusetts  01810

                     NOTICE OF  ANNUAL MEETING OF  STOCKHOLDERS

                             To Be Held April 27, 1999

To the Stockholders:

The Annual Meeting of the stockholders of Dynamics Research Corporation will be held at 3:30 p.m. on Tuesday, April 27, 1999 on the 33rd Floor of The State Street Bank and Trust Building, 225 Franklin Street, Boston, Massachusetts, for the following purposes:

1. To fix the number of directors for the ensuing year and to elect the Class III Directors,

2. To consider and act upon such other matters as may properly come before the meeting.

Only stockholders of record at the close of business on March 19, 1999 will be entitled to receive notice of and to vote at the meeting.

                                      By order of  the Board of  Directors,

                                                 John L. Wilkinson
                                                       Clerk

March 26, 1999


IMPORTANT

All stockholders are urged to complete and mail the enclosed proxy promptly whether or not you plan to attend the meeting in person. The enclosed envelope requires no postage if mailed in the U.S.A. or Canada. Stockholders attending the meeting may revoke their proxies and personally vote on all matters which are considered. It is important that your shares be voted.


                        DYNAMICS RESEARCH CORPORATION
                              60 Frontage Road
                       Andover,  Massachusetts  01810

                              PROXY STATEMENT

                      ANNUAL MEETING OF  STOCKHOLDERS
                          TO BE HELD APRIL 27, 1999

                                  GENERAL

The accompanying proxy is solicited by the Board of Directors of Dynamics Research Corporation (the "Company") to be voted at the 1999 Annual Meeting of Stockholders to be held on April 27, 1999.

Shares represented by proxies in the accompanying form, if properly executed and returned and not revoked, will be voted at the Annual Meeting. To be voted, proxies must be filed with the Clerk prior to voting. Proxies will be voted as specified by the stockholders. If no specification is made, the proxy will be voted for the election of the Class III directors unless authority to vote has been withheld. A proxy may only be revoked by written revocation received by the Clerk of the Company prior to the exercise thereof.

Stockholders of record at the close of business on March 19, 1999 are entitled to notice of and to vote at the Annual Meeting. There were 7,356,090 shares of Common Stock, $.10 par value per share, outstanding as of that date, each entitled to one vote.

This proxy statement and the enclosed proxy are being mailed to stockholders on or about the date of the Notice of Annual Meeting.

The cost of solicitation of proxies will be borne by the Company. Employees of the Company may also solicit proxies by mail, telephone or personal interview.

                                  Proposal  1

                             ELECTION OF  DIRECTORS

Under Massachusetts law, the Board of Directors of the Company is classified into three classes, as nearly equal in number as possible, having staggered terms of three years each with the term of office of one class expiring each year. The enclosed proxy will be voted to fix the number of directors at six and to elect the persons named below, unless otherwise instructed, as the Class III directors for terms of three years expiring at the 2002 Annual Meeting of Stockholders or until their respective successors are elected and qualified. If either nominee should become unavailable, proxies will be voted for a substitute nominee designated by the Board of Directors or to fix the number of directors at a lesser number, unless instructions are given to the contrary. The current Board has no reason to expect that the nominees will become unavailable to serve.



                                                           Year First Elected
Name               Age         Principal Occupation             A Director

     Nominees for Election as Class III Directors-
          Terms Expiring in 2002

Kenneth F. Kames    64     Vice President,
                            New Business Development                1997
                            The Gillette Company

Albert Rand         72     President and Chief Executive            1984
                            Officer of the Company

             Continuing Class I Directors - Terms Expiring in 2000

Martin V.
 Joyce, Jr.         52      Vice President,                         1997
                             A.T. Kearney, Inc.

General
 James P. Mullins   70      Executive Consultant                    1991
  (U.S.A.F., retired)

            Continuing Class II Directors - Terms Expiring in 2001

Francis J. Aguilar  66      Professor of Business
                             Administration,                        1987
                             Emeritus, Harvard University
                             Graduate School of Business
                             Administration
                            Education Alliance
                             Executive Director of Management

John S.
 Anderegg, Jr.      75      Chairman of the Company                 1955


The principal occupation of the above nominees and continuing directors has been that set forth above throughout the past five years except for Mr. Joyce who served as President, New Ventures Division of Blue Cross & Blue Shield of Massachusetts during 1994.

Mr. Joyce and Mr. Kames were elected directors by the Board.

Dr. Aguilar is also a director of Bowater, Inc. and Burr-Brown Corporation. Mr. Anderegg is a director of Ivy and MacKenzie Mutual Funds, and Burr-Brown Corporation.

Board Meetings and Committees

The Board of Directors held four meetings during 1998.

The Audit Committee, consisting of Dr. Aguilar and General Mullins, reviews with the independent auditors the financial statements and reports issued by the Company, reviews the Company's internal accounting procedures, controls and programs and makes recommendations to the Board of Directors on the engagement of the independent auditors. The Audit Committee held two meeting during 1998. Mr. Kames became a member of the Audit Committee in February 1999.

The Compensation Committee, consisting of Messrs. Kames and Joyce, administers the 1993 Equity Incentive Plan, including the granting of options and other awards under that plan, reviews the compensation policies of the Company and approves the compensation of the officers. The Compensation Committee held three meetings during 1998.

The Company does not have a standing nominating committee.

                          PRINCIPAL STOCKHOLDERS

Common Stock Ownership of  Certain Beneficial Owners and Management

The following table shows the beneficial ownership of the Common Stock of the Company as of March 19, 1999 by persons or groups known to the Company to be the beneficial owner of more that 5% of its outstanding common stock, based on filings with the Securities and Exchange Commission, each director, each executive officer listed in the Summary Compensation Table below and all directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole investment and voting power with respect to their shares.

     Name and Address                 Amount and Nature of        Percent
     of  Beneficial Owner             Beneficial Ownership       of  Class
John S. Anderegg, Jr                      878,887(1)                11.9
     c/o Dynamics Research Corporation
     60 Frontage Road
     Andover, MA  01810
Albert Rand                               345,090(2)                 4.7
     c/o Dynamics Research Corporation
     60 Frontage Road
     Andover, MA  01810
Francis J. Aguilar                         32,438(3)                   *
Martin V. Joyce, Jr                         9,400(4)                   *
Kenneth F. Kames                            2,400(5)                   *
James P. Mullins                           16,760(6)                   *
John L. Wilkinson                          15,567(7)                   *
Douglas R. Potter                          59,572(8)                   *
Chester Ju                                123,801(9)                 1.7
DFA Investment Dimensions Group, Inc      591,146(10)                8.0
     c/o Dimensional Fund Advisors, Inc.
     1299 Ocean Avenue - 11th Floor
     Santa Monica, CA  90401
Schroder Capital Management Inc.
     787 Seventh Avenue
     New York, NY 10019-6090              516,640(11)                7.0
All directors and executive officers
 as a group (9 persons)                 1,483,915(12)               20.2

*Less than 1% of  the outstanding shares of Common Stock.

(1) Includes 58,300 shares held by Mr. Anderegg as custodian for his children, 84,902 shares held in the estate of Mrs. Anderegg (deceased), of which Mr. Anderegg is executor, 5,220 shares held by the current Mrs. Anderegg and 24,589 shares owned by one of Mr. Anderegg's children who resides with him, as to all of which he disclaims beneficial ownership.
(2) Includes options to purchase 147,200 shares which are currently exercisable or will be exercisable within 60 days of March 19, 1999.
(3)     Includes 11,659 shares held in a pension plan over which Dr.
        Aguilar has sole voting and investment power. Includes options to purchase 9,120 shares which are currently exercisable or will be exercisable within 60 days of March 19, 1999.
(4) Includes options to purchase 4,400 shares which are currently exercisable or will be exercisable within 60 days of March 19, 1999.
(5) Includes options to purchase 2,400 shares which are currently exercisable or will be exercisable within 60 days of March 19, 1999.
(6) Includes options to purchase 9,120 shares which are currently exercisible or will be exercisable within 60 days of March 19, 1999.
(7) Includes options to purchase 9,920 shares which are currently exercisable or will be exercisable within 60 days of March 19, 1999.
(8) Includes options to purchase 58,120 shares which are currently exercisable or will be exercisable within 60 days of March 19, 1999.
(9) Includes options to purchase 72,200 shares which are currently exercisable or will be exercisable within 60 days of March 19, 1999.
(10) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 591,146 shares, all of which shares are owned by investment companies and their investment vehicles for which Dimensional serves as investment advisor and investment manager. Dimensional has the sole power to vote and dispose of these shares. Dimensional disclaims beneficial ownership of all such shares.
(11) As reported on Schedule 13G filed with the Securities and Exchange Commission on February 11, 1999, Schroder Capital Management Inc.
        is deemed to have beneficial ownership of 516,640 shares and has the sole power to dispose of 516,640 shares and has the sole power to vote 455,700 of these shares.
(12) Includes options to purchase 234,679 shares which are currently exercisable or will be exercisable within 60 days of March 19, 1999.


COMPENSATION AND RELATED MATTERS

Compensation of  Directors

Directors who are not employees of the Company receive an annual fee of $20,000 for serving as directors. No additional compensation is paid to those directors who serve on a committee of the Board of Directors.

The Company has a Deferred Compensation Plan under which non-employee directors may elect to defer their directors fees. Amounts deferred for each participant are credited to a separate account, and interest at the lowest rate at which the Company borrowed money during each quarter or, if there was no such borrowing, at the prime rate, is credited to such account quarterly. The balance in a participant's account is payable in a lump sum or in installments when the participant ceases to be a director. Dr. Aguilar deferred his 1998 director fees. Interest accrued as of December 31, 1998 on all such director fees deferred by Dr. Aguilar to date was $9,807.

Under the 1995 Stock Option Plan for Non-Employee Directors, each director who is not an employee of the Company is granted an initial grant of an option to purchase 5,000 shares of common stock and an annual grant of an option to purchase 1,000 shares, each at an exercise price equal to fair market value on the date of grant. All options granted under this plan become exercisable in three equal installments on each of the first, second and third anniversaries of the date of grant.

Executive Compensation

                            SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by the President and Chief Executive Officer and each of the Company's other executive officers who earned salary and bonus in excess of $100,000 for the year ended December 31, 1998 (the "named executive officers") for services rendered during 1998, 1997, and 1996.


                          Annual                        Long Term
                       Compensation                   Compensation

Name and                                      Other       Shares     All Other
Principal                                    Annual     Underlying Compensation
Position    Year       Salary($)  Bonus($) Comp.($)(2)  Options (#)   ($) (1)

Albert Rand    1998    300,000               50,942                     2,400
 President &   1997    260,000   40,000(3)                              2,375
 C.E.O.        1996    235,000                                          2,375


John S.
 Anderegg, Jr  1998    195,000               58,067                     2,400
     Chairman  1997    195,000               58,067                     2,375
               1996    195,000               58,067                     2,375


Douglas R.
 Potter        1998    175,000                             12,000       2,400
 V.P.of
 Finance &     1997    162,000   20,000                                 2,375
 C.F.O.        1996    150,000                             26,400       2,250


John L.
 Wilkinson     1998    145,000    7,000                     6,000       2,362
 V.P. of
 Human         1997    142,000                                          2,126
 Resources
 & Clerk       1996    135,000                                          2,025


Chester Ju     1998    170,000   20,000                    12,000       2,400
 V.P. of
 Encoder and   1997    160,000   40,000                    13,200       2,375
 Metrigraphics
 Divs.         1996    150,000   15,000                    26,400       2,375

(1) Consists of  employer's match for the 401 (K) plan.
(2) Consists of distributions from the Company's Defined Benefit Pension Plan.
(3) Paid in 1998 based on performance for 1997.

Option Grants in Last Fiscal Year

The table below shows information regarding grants of stock options, if any, made to the named executives during fiscal 1998. The amounts shown for each of the named executives as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full term of the options, pursuant to applicable Securities and Exchange Commission regulations. Actual gains, if any, on option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

                                                   Potential Realizable Value
                    Individual Grants                Assumed Annual Rates of
                          % of Total      Exercise  Stock Price Appreciation
               Options  Options Granted   or Base       for Option Term
               Granted   to Employees      Price   Expiration
                 ($)    in Fiscal Year    ($/Sh)      Date    5% ($)   10%($)
Douglas R.
 Potter        12,000         13%         10.00     2/17/08  139,967  255,749
John Wilkinson  6,000          6%         10.00     2/17/08   69,984  127,875
Chester Ju     12,000         13%         10.00     2/17/08  139,967  255,749

(1) Options become exercisable 1/3 each year, commencing on the first anniversary of the grant, with full vesting on the third anniversary.
(2) The exercise price and tax withholding obligations may be paid, at the option of the Board, by delivery of already owned shares.


               Aggregated Option Exercises In Last Fiscal Year
                     And Fiscal Year-End Option Values

The following table presents the value of unexercised options held by the
named executive officers at fiscal year-end.   John S. Anderegg, Jr. did
not hold any options during 1998.

                                                Number of          Value of
                                            Shares Underlying    Unexercised
                                               Unexercised      In-the-Money
                                                Options at       Options at
          Options Exercised in 1998             12/31/98(#)     12/31/98($)(1)

            Shares Acquired     Value        Exercisable/(E)   Exercisable/(E)
  Name      on Exercise (#)   Realized ($)   Unexercisable(U) Unexercisable(U)

Albert Rand       43,924       196,911          147,200E           359,797E
                                                    - -U               - -U
Douglas R. Potter    - -           - -           58,120E            95,461E
                                   - -            8,000U               - -U
John L. Wilkinson    - -           - -            9,920E            21,780E
                                                  4,000U               - -U
Chester Ju           - -           - -           72,200U            67,743E
                                                 12,400U               - -U

(1) Based on market value at 12/31/98 of $5.875 per share less respective exercise prices.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The committee is composed of Messrs. Kames and Joyce, both of whom are independent non-employee directors. The Committee meets formally and consults informally during the year. The Committee is responsible for recommending to the Board of Directors the compensation of all the officers of the Company and for reviewing the design and effectiveness of executive compensation policies. All awards of stock options and restricted stock to the Company's employees are made by the Committee.

Compensation Philosophy and Objectives

The Company's executive compensation program consists of base salary, potential cash bonus incentives and long-term incentives in the form of stock options. Its objectives are four-fold:

* Provide base compensation that enables the Company to attract and retain key executives.

* Provide executive officers with total direct remuneration which is competitive with similarly sized companies for comparable performance.

* Reward executives for outstanding achievements which clearly benefit the Company.

* Align the interest of the Company's executives with the long-term interests of shareholders.

The executive compensation program provides an overall level of compensation opportunity which the Compensation Committee believes is competitive with other companies of comparable size and complexity. Actual compensation will vary with annual and long-term Company performance, as well as individual performance and longevity, and hence may be greater or less than actual compensation at other companies. The Committee uses its discretion to establish executive compensation at levels which in its judgment are warranted by external or internal factors as well as an executive's individual circumstances. In arriving at what it considers appropriate levels and components of compensation, the Compensation Committee utilizes industry compensation data provided by nationally recognized compensation information sources.

Executive Compensation Program Components

The particular elements of the compensation program are discussed more fully below:

Base Salary. The Committee maintains base salary levels for executives that, based on its analysis of pertinent compensation data, are competitive with other companies of comparable size and complexity.

Base salaries of executives are determined by the potential impact of the individual on the Company and its performance, salaries paid by other companies for comparable positions, individual performance against goals and the overall performance of the Company.

Cash Bonuses. The Compensation Committee may approve discretionary cash bonuses as a means of rewarding executives (and other employees) for significant Company and individual performance. These cash awards are not based on a specific formula; rather, they are intended to be compensation in recognition of outstanding accomplishments that result in clearly quantitative or qualitative benefit to the Company.

Long-Term Incentives. Long-term incentives are provided in the form of stock options. The Committee and the Board of Directors believe that management's ownership of a significant equity interest in the Company aligns the long-term interests of management and shareholders and is an important incentive and contributing factor toward building shareholder value. Stock options, therefore, are granted at the market value of the common stock on date of grant. The value received by the executive from a stock option granted depends on increases in the market price of the Company's common stock during the term of the option. Consequently, the value of the compensation is proportionate to increases in shareholder value. Grants of stock options are made by the Compensation Committee in its discretion based both upon the executive's actual contribution to the Company's current performance and his expected contribution toward meeting the Company's long-term financial/strategic goals.

CEO Compensation

Mr. Rand's base salary increased to $300,000 in 1998. In determining Mr. Rand's compensation for 1998, the Committee took into consideration the above described compensation philosophy, the Company's financial performance, and progress toward achieving strategic goals of growth and broadening of the Company's business. The Committee also considered information with respect to chief executive compensation for companies of comparable size in similar industries.

                                           The Compensation Committee
                                           of  the Board of  Directors:
                                           Kenneth F. Kames
                                           Martin V. Joyce, Jr.


Performance Graph

The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 25, 1993 in each of (i) the Company's Common Stock, (ii) the NASDAQ Stock Market - Composite U.S. Index and (iii) a Peer Group of companies as listed below:






                                      LEGEND

                               Dynamics
                               Research          NASDAQ           Peer
                             Corporation        Composite         Group

1993                              100              100             100
1994                               65               98             113
1995                              202              138             169
1996                              220              170             252
1997                              307              209             263
1998                              184              293             236

Companies in Self- Determined Peer Group:

     Analysis & Technology Inc.              CACI International Inc.
     Comarco Inc.                            Geodynamics Corp.
     Perceptronics Inc                       Nichols Research Corp.



Severance Agreements

The Company has severance agreements with Messrs. Anderegg and Rand. Under these agreements, the Company agrees to pay severance benefits to each such executive if his employment is terminated for any reason other than for cause (as defined in the agreements) or if the executive terminates his employment as a result of a specified justification, within two years following a change of control of the Company. A change in control includes the acquisition of 20% or more of the combined voting power of the Company's then-outstanding securities, other changes in control of a kind required to be reported by certain regulatory authorities, and certain changes in membership of the Board of Directors. Under the agreements, the executive is entitled to a severance payment equal to 299% of his average annual base salary and bonus for the two calendar years immediately prior to a change in control. In addition, the executive is entitled to certain other benefits, including the acceleration of the exercisability of outstanding stock options, continued participation for up to three years in life, accident, medical, health and other similar plans and programs in which the executive participated prior to the change in control, and the payment by the Company of any legal fees and expenses incurred as a result of such termination of employment. At the option of the executive, the payments or benefits payable under the agreement may be decreased to the extent necessary to avoid any excise taxes payable as a result of the severance benefits. Such severance payments would not be reduced for compensation received by the executive from any new employment.

Indemnification Agreements

The Company has indemnification agreements with each of its directors.
Each indemnification agreement entitles the director to be indemnified by the Company for any liabilities and expenses incurred in connection with the defense or disposition of any legal claim or action brought or threatened against him or her by reason of (i) being or having been a director of the Company or (ii) serving or having served at the Company's request as a director of another organization or in any capacity with respect to an employee benefit plan. The indemnification agreement also requires the Company to advance payment for any expenses incurred by a director in connection with such an action. However, a director will not receive indemnification under the agreement if he or she is found not to have acted in good faith in the reasonable belief that his or her actions were in the best interest of the Company. The indemnification provided under the indemnification agreement is required whether or not an action is brought asserting that the director seeking indemnification acted unlawfully or acted to create an improper personal benefit, unless the director is actually found not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the Company. The rights under the indemnification agreement are in addition to any rights of indemnification the director may have under the Company's Articles of Incorporation or By-laws or otherwise and are not subject to any limitations which may be contained in the Company's Articles of Incorporation or By-laws.

Consulting Agreement

The Company has a post-employment consulting agreement with Albert Rand. The agreement is for a term of five years and begins on the date of his retirement. Compensation under this agreement will be $60,000 annually.

Pension Plan

The following table sets forth the annual benefits payable as a life annuity which would be payable under the Company's noncontributory defined benefit Pension Plan at normal retirement at age 65 to participants having the years of service and average annual earnings as indicated in the table, assuming all such participants attained age 65 in 1997:

                   ESTIMATED ANNUAL BENEFIT FOR YEAR 1998

 Average                       Estimated Annual Benefit
 Annual                    For Indicated Years of  Service
 Earnings          15              20             25          30 or more

$100,000        $16,958         $22,610        $28,263          $33,915
$125,000        $21,957         $29,277        $36,596          $43,915
$150,000        $26,957         $35,943        $44,929          $53,915
$160,000*       $28,957         $38,610        $48,262          $57,914

Frozen Benefit - Accrued through 12/31/93:

$175,000        $31,957         $42,610        $53,262          $63,914
$200,000        $36,957         $49,276        $61,595          $73,914
$225,000        $41,957         $55,943        $69,928          $83,914
$235,840        $44,125         $58,833        $73,541          $88,250

     *The maximum Plan Compensation for 1998 is $160,000.

Employees are entitled to the greater of: the benefit accrued through 12/31/93 (with wages capped at each year's IRS limit) or benefit based on wages up to the $160,000 wage cap.

As of March 19, 1999, Messrs. Anderegg, Rand, Wilkinson and Potter had 42, 39, 17 and 5 years of service, respectively, for purposes of the Pension Plan.

All employees of the Company who complete a year of service, including the individuals named in the compensation table above, are eligible to earn benefits under the Pension Plan. Upon a participant's retirement, the benefits payable under the Pension Plan vary depending upon the participant's age at retirement, years of service with the Company and average annual earnings for the five consecutive highest years of service in the ten years prior to termination. The amount of annual retirement benefits is determined by a formula which applies years of service to a basic defined benefit, which, in the case of a participant with at least
30 years of service, is .683% of the average of the participant's 5 highest consecutive years of compensation in the last 10 years worked plus .65% of such average annual earnings which exceed Social Security Covered Compensation, but not less than (a) $60 multiplied by his or her years of service or (b) the benefit which had accrued as of December 31, 1987 under the Company's prior retirement program. Compensation reflects the amounts shown under the salary and the bonus columns in the Summary Compensation Table. The Pension Plan limits the compensation taken into account for purposes of determining the benefit under the Pension Plan to the maximum amount permissible under the Internal Revenue Code, which for 1998 was $160,000. Social Security Covered Compensation means the dollar amount which represents the average of the maximum wages subject to Social Security tax for each year of the participant's working career. The benefits under the Pension Plan are payable in various annuity forms and are subject to maximum limits in certain circumstances.

The Company has entered into a supplemental retirement Pension Agreement with Albert Rand that calls for monthly payments of $4,760, beginning on the sixth anniversary of his retirement and terminating on his death.


                 QUORUM, REQUIRED VOTES, AND METHOD OF  TABULATION

Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

If a quorum is present, the two nominees for election as Class III directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors.

The election inspectors will count the total number of votes cast "for" election of each director for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and
(ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither proxies that withhold authority (without naming an alternative nominee) nor abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.



                                 AUDIT MATTERS

Upon the recommendation of the Audit Committee, the Board of Directors has selected Arthur Andersen LLP, certified public accountants, as auditors for the Company for the fiscal year ending December 31, 1999. Arthur Andersen LLP has served as the Company's independent auditors since 1957.
A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if desired and to respond to appropriate questions.


                                OTHER INFORMATION

Stockholder Proposals for 2000 Annual Meeting of Stockholders

Proposals of stockholders submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for consideration at the 2000 Annual Meeting of Stockholders must be received by the Company no later than November 12, 1999 in order to be considered for inclusion in the Company's proxy materials for that meeting.

For proposals that stockholders intend to present at the 2000 Annual
Meeting of Stockholders that will not be included in the Company's proxy materials, if the stockholder fails to notify the Company of such intent on or before February 25, 2000, then the proxies that management solicits for the 2000 Annual Meeting will include discretionary authority to vote on the stockholder's proposal, if it is properly presented at the meeting.

Other Business

The Board of Directors does not know of any business which will be presented to the Annual Meeting other than that referred to in the accompanying notice. If other business properly comes before the Annual Meeting, it is intended that the proxies will be voted in the discretion of the persons voting the proxies unless specific instructions to the contrary are given.

Form 10-K and Annual Report to Stockholders

A copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission is available to stockholders without charge by writing to the Treasurer's office, Dynamics Research Corporation, 60 Frontage Road, Andover, Massachusetts 01810-5498. A copy of the Company's Annual Report to Stockholders accompanies this proxy statement.



                              By the Order of  the Board of  Directors



                              John L. Wilkinson
                              Clerk

Andover, Massachusetts
March 26, 1999


PROXY
                        DYNAMICS RESEARCH CORPORATION

                Annual Meeting of Stockholders-April 27, 1999

The undersigned hereby appoints John S. Anderegg, Jr., Douglas R. Potter, and John L. Wilkinson and each of them as proxies, with full power of substitution and re-substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse, at the Annual Meeting of Stockholders of Dynamics Research Corporation (the "Company") on April 27, 1999 at 3:30 P.M. Boston time, and at any adjournments thereof, all of the shares of the Company which the undersigned would be entitled to vote if personally present.

     The Board of Directors recommends a vote FOR:

     1.  Fixing the number of Directors and  Election of the Class III
         Directors

     FOR nominees listed below, except as indicated.

     Kenneth F. Kames              WITHHOLD AUTHORITY to vote


     Albert Rand                   WITHHOLD AUTHORITY to vote





Account Number     No. of Shares                 Proxy No.


     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. EVERY PROPERLY SIGNED PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, PROXIES WILL BE VOTED FOR ITEM 1. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY
     COME BEFORE THE MEETING.

                                                   Dated        , 1999


                                                         Signature


                                                         Signature

               Please mark, date and sign as your name appears hereon and return in the enclosed envelope. If signing as an attorney, executor, administrator, trustee, guardian or other representative capacity, please give your full title as such.